EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-163996 and 333-188464 on Form S-3, Registration Statement No. 333-207716 on Form S-4 and Registration Statement Nos. 333-143275 and 333-44999 on Form S-8 of our reports dated February 22, 2017, relating to the consolidated financial statements of Ocwen Financial Corporation and subsidiaries (the Company) and the effectiveness of the Company's internal control over financial reporting appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2016.

/s/ DELOITTE & TOUCHE LLP
New York, New York
February 22, 2017